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A MARK OF *** IN THE TEXT OF THIS EXHIBIT INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED. THIS EXHIBIT, INCLUDING THE OMITTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

Exhibit 10.47

SECOND AMENDMENT TO
BUSINESS DEVELOPMENT AGREEMENT

        This Second Amendment to Business Development Agreement is made and entered into this 27th day of November, 2007, by and between LECG, LLC, a California limited liability company with a business address of 2000 Powell Street, Suite 600, Emeryville, California 94608 ("LECG") and Enterprise Research, Inc., a California corporation with a business address of 2000 Powell Street, Suite 510, Emeryville, California 94608 ("ERI").

RECITALS

        A.    LECG and ERI are parties to that certain Business Development Agreement dated as of December 10, 2000, as amended by a First Amendment to Business Development Agreement dated September 2003 (collectively, the "Original Agreement").

        B.    LECG and ERI wish to modify the terms of the project origination fees earned by ERI under the Original Agreement on the terms and conditions set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1.    Amendment of Original Agreement.    Section 3 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

          3.    Project Origination Revenue.    In consideration of the referral by ERI of the Sourced Engagements, ERI will earn project origination revenues under this Section 3.

          3.1    Until the second anniversary of this Agreement, Project Origination Revenues consist of the following:

  A.
  Fourteen percent (14%) of the total collected professional LECG staff billings on any engagements ERI originates, net of (i) all expenses, (ii) the professional fees (if any) of David J. Teece ("Teece"), and (iii) the fees of Directors, Principals and Affiliates of LECG working on the engagement. For example, on an engagement ERI originated in which $100,000 is collected by LECG and which includes (i) $10,000 in travel, telephone, copying and other expenses, (ii) $25,000 of Teece's personal professional fees, and (iii) $15,000 of professional fees from other LECG Directors, Principals and Affiliates, Project Origination Revenues would equal $7,000 ($50,000 × 0.14).

  B.
  Notwithstanding Section 1 above, for engagements in which ERI is the finder of the engagement and an LECG Principal who is on the at-risk LECG Expert Model acts in any capacity other than the Primary Expert, finder or co-finder in connection with the engagement, 14% of that LECG Principal's total billings for the engagement which are collected by LECG. For example, on an engagement originated by ERI in which a Principal (who is on the at-risk LECG Expert Model) serves as a senior economist and receives 30% of his or her total billings of $10,000 (i.e., the Principal receives $3,000), the Project Origination Revenues would equal $1,400 ($10,000 × 0.14).

  C.
  For engagements in which ERI is the finder or co-finder of the engagement but another Director or Affiliate other than Teece acts in any capacity in connection with the engagement and voluntarily agrees to take a certain percentage less than the contractual pass through rate specified for work on the matter, the agreed-upon percentage reduction, up to a maximum of 10% of that Director's or Affiliate's total billings for the engagement which are collected by LECG. For example, on an engagement ERI originates in which another LECG Director other than Teece serves as the Primary Expert who agrees to voluntarily reduce his or her fee pass through rate from the 70% applicable under the contract to 60% of his or her total billings of $100,000 (i.e., the Director receives $60,000), the Project Origination Revenues would equal $10,000 ($100,000 × 0.10), subject to collections of those fees generating the additional Project Origination Revenues.

  D.
  For engagements originated by ERI in combination with other LECG experts or Affiliates or LECG as a firm, the percentage used to calculate the Project Origination Revenues attributable to each party will be divided appropriately among ERI and the individuals involved. ERI is encouraged to reach its own agreement with LECG Directors regarding the apportioning of the origination credit with other LECG Directors or professional staff involved in originating an engagement. The Chief Executive Officer will resolve any disputes concerning the apportioning of the origination credit. Project Origination Revenues will not accrue on the billings of any co-finder for another co-finder.

          3.2    Engagements originated by ERI and performed by Teece directly impact Teece's "contribution margin" to LECG. On the second anniversary of the date of this Agreement, the fourteen percent (14%) rate used to calculate Project Origination Revenues will be increased to a twenty percent (20%) rate if Teece's "contribution margin" (on a trailing twelve month basis) is at least equal to *** (the "Minimum Contribution Margin"). If Teece does not meet the Minimum Contribution Margin, the implementation of the 20% rate for Project Origination Revenues will be deferred until the Minimum Contribution Margin has been achieved. The Company will review Teece's actual contribution margin every six (6) months after the second anniversary of this Agreement to measure such performance. ***

          3.3    Project Origination Revenues will be paid in accordance with the following schedule:

    for receipts in January, February and March, on April 15th, for receipts in April and May, on June 15th;
    for receipts in June, July and August, on September 15th; and
    for receipts September, October, November and December, on January 15th.

        2.    No Further Amendments.    Except as set forth in this Agreement, the Original Agreement has not been modified and remains in full force and effect as of the date hereof.

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the SECURITIES and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the SECURITIES Exchange Act of 1934.

        IN WITNESS WHEREOF, LECG and ERI have executed this Second Amendment to Business Development Agreement on the date first written above.

LECG, LLC a California limited liability company
By:	/s/ MICHAEL J. JEFFERY
Michael J. Jeffery, Chief Executive Officer
ENTERPRISE RESEARCH, INC., a California corporation
By:	/s/ LEIGH TEECE
Leigh Teece, President

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  Exhibit 10.47
SECOND AMENDMENT TO BUSINESS DEVELOPMENT AGREEMENT
RECITALS